Exhibit 4.6

                         FIRST AMENDMENT TO AMENDED AND
                             RESTATED LOAN AGREEMENT

             THIS FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT, dated as of October 31, 1996, amends the Amended and Restated Loan Agreement dated as of June 28, 1996,(the "Loan Agreement"), by and between FIRSTAR BANK MILWAUKEE, N.A. ("Bank") and BANDO McGLOCKLIN SMALL BUSINESS INVESTMENT CORPORATION ("Borrower").


                                     RECITAL

             Bank and Borrower desire to amend the Loan Agreement as provided below.


                                   AGREEMENTS

             In consideration of the Recital and the agreements contained herein and in the Loan Agreement, Bank and Borrower agree as follows:

             1. Definitions and References. Capitalized terms used herein shall have the meanings set forth in the Loan Agreement. All references to the Loan Agreement contained in the Note or Loan Documents shall mean the Loan Agreement as amended by this First Amendment.

             2.   Amendments.  The Loan Agreement is amended as follows:

                  (a)  The definition of "Maturity Date" contained in
   section 1 thereof is amended by deleting the date "October 31, 1996" contained therein and substituting the date "October 31, 1997" in its place.

                  (b)  Section 7.L. is created to read as follows:

                       L. Borrower shall promptly notify Bank upon Borrower's obtaining all necessary Securities & Exchange Commission and shareholder approvals relating to Borrower's desire to (1) deregister its status as a "small business investment company" under the Investment Company Act of 1940,
        (2) surrender its U.S. Small Business Administration small business investment company license and (3) conduct its operations as a real estate investment trust under Section 856 of the Internal Revenue Code of 1986, as amended, all of which are to be effective as of the close of Borrower's business on December 31, 1996. Bank acknowledges that Borrower is currently in the process of obtaining all such necessary approvals and Bank acknowledges that upon satisfactory review by Bank of all documentation relating to the deregistration of Borrower and the execution of all documentation reasonably deemed necessary by Bank to preserve Bank's rights against Borrower (including, without limitation, documentation relating to existing interest rate swap agreements), Bank shall not unreasonably withhold its consent, which consent is required under the Loan Agreement, to the transactions described in this paragraph.

             3. Effectiveness of this Amendment. This Amendment shall become effective upon execution and delivery hereof by Borrower and Bank and receipt by Bank of evidence satisfactory to Bank that First Bank (N.A.) and LaSalle National Bank have renewed and extended their respective credit facilities to Borrower through at least October 31, 1997.

             4. Representations and Warranties. Borrower represents and warrants to Bank that:

                  (a) The execution and delivery of this First Amendment are within its corporate power, have been duly authorized by all proper corporate action on the part of Borrower, are not in violation of any existing law, rule or regulation of any governmental agency or authority, and order or decision of any Court, the Articles of Incorporation or By-Laws of Borrower or the terms of any agreement, restriction of undertaking to which Borrower is a party or by which it is bound, and do not require the approval or consent of the shareholders of Borrower, any governmental body, agency or authority or any other person or entity.

                  (b) The representations and warranties contained in the Loan Agreement are correct and complete as of the date of this First Amendment and no condition or event exists or act has occurred that, with or without the giving of notice or the passage of time, would constitute an Event of Default under the Loan Agreement.

             5. Expenses and Fees. Borrower shall reimburse Bank for all out-of-pocket expenses incurred by Bank and all reasonable legal fees and expenses incurred by Bank in connection with the preparation, negotiation, execution and administration of this First Amendment. Bank may debit any account of Borrower maintained at Bank for the full amount of all such fees and expenses.

             6. Full Force and Effect. Except as amended hereby, the Loan Agreement shall remain in full force and effect.

             7. Counterparts. This First Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of parties hereto may execute this First Amendment by signing any such counterpart.

                                      FIRSTAR BANK MILWAUKEE, N.A.



                                      BY   _________________________________
                                           Jon B. Beggs, Vice President



                                      BANDO McGLOCKLIN SMALL BUSINESS
                                         INVESTMENT CORPORATION



                                      BY   _________________________________
                                           Its  ___________________________



                                      BY   _________________________________
                                           Its  ___________________________